EXHIBIT 99.1

PRESS RELEASE
Contact:	John Simmons, VP & CFO Stewart & Stevenson Services, Inc. 713-868-7700

FOR IMMEDIATE RELEASE

STEWART & STEVENSON ANNOUNCES

DATE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

HOUSTON –April 19, 2004 – Stewart & Stevenson Services, Inc. (NYSE:SVC), announced today that its 2004 Annual Meeting of Shareholders will be held on Friday, July 9, 2004 at the Company’s facilities located at 5000 I-10 West, Sealy, Texas.  The meeting is scheduled to begin at 9:00 a.m. Central Daylight Time.  Shareholders of record as of May 24, 2004 will be entitled to vote at the meeting.

Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including power generation, defense, aircraft, marine, petroleum and transportation.  For more information on Stewart & Stevenson visit www.ssss.com.

This press release contains forward-looking statements that are based on management’s current expectations, estimates, and projections.  These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated.  Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts,  risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls,  risks as to information technology,  risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters,  risks as to distributorships, risks as to licenses, and credit risks,  all as more specifically outlined in the Company’s latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors.  Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

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